EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
July 27, 2023	(212) 441-6877
brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES SECOND QUARTER 2023 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2023.

“Through the first half of 2023, the Federal Home Loan Bank of New York has performed as designed, delivering liquidity on demand as needed by our members,” said José R. González, president and CEO of the FHLBNY. “Notably, towards the end of the first quarter, this need was significant, and we were there to answer the call.   The Federal Home Loan Banks are built to expand and contract based on member need; as seamlessly as we were able to scale up our balance sheet in March 2023, so too were we able to manage the reduced advance demand we experienced in the second quarter, with our members having successfully navigated through the challenging period earlier in the year.  Of course, the Federal Home Loan Banks do not exist to serve our members only in times of stress.  America’s financial institutions incorporate access to Federal Home Loan Bank liquidity as part of their core funding strategies in all economic environments, and we were proud to close the second quarter with more than $108 billion in funding flowing through our members to consumers and into communities across our region.  For more than 90 years, the Federal Home Loan Bank System has served as a reliable and uninterrupted source of funding for our broad and diverse membership.  Through the first half of 2023, we have proven once again that the Federal Home Loan Bank model is one that works.”

Highlights from the second quarter of 2023 include:

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Net income for the quarter was $215.8 million, an increase of $139.5 million, or 182.7%, from net income of $76.3 million for the second quarter of 2022. Net interest income for the quarter was $274.7 million, an increase of $128.0 million, or 87.3%, from $146.7 million in the second quarter of last year. This increase was driven primarily by an increase of 377 basis points in yields on average earning assets and an increase of $47.7 billion in average advances balances from the prior year period. Non-interest income increased by $33.2 million compared with the second quarter of 2022, driven by net unrealized gains on trading securities held for liquidity purposes, derivatives and hedges.

•	Return on average equity (“ROE”) for the quarter was 9.84% (annualized), compared to ROE of 4.71% for the second quarter of 2022.

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As of June 30, 2023, total assets were $171.4 billion, an increase of $14.0 billion, or 8.9%, from total assets of $157.4 billion at December 31, 2022. As of June 30, 2023, advances were $108.6 billion, a decrease of $6.7 billion, or 5.8%, from $115.3 billion at December 31, 2022. During the second quarter, advances balances decreased by $17.7 billion, or 14.0%, from $126.3 billion at March 31, 2023. Liquidity assets increased $18.0 billion to $40.6 billion at June 30, 2023 from $22.6 billion at December 31, 2022 as we increased our liquidity position to meet potential member advances demand.

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As of June 30, 2023, total capital was $8.5 billion, an increase of $0.2 billion from total capital of $8.3 billion at December 31, 2022. The FHLBNY’s retained earnings increased by $0.2 billion to $2.3 billion as of June 30, 2023, of which $1.3 billion were unrestricted retained earnings and $1.0 billion were restricted retained earnings. At June 30, 2023, the FHLBNY continued to meet its regulatory capital requirements.

•	The FHLBNY allocated $24.0 million from its second quarter 2023 earnings for its Affordable Housing Program.

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The FHLBNY expects to file its Form 10-Q for the second quarter of 2023 with the U.S. Securities and Exchange Commission on or before August 10, 2023.

Selected Balance Sheet Items (dollars in millions)
	June 30,	December 31,
	2023	2022	Change

Advances	$108,573	$115,293	$(6,720)
Mortgage loans held for portfolio	2,139	2,107	32
Mortgage-backed securities	17,902	15,157	2,745
Liquidity assets	40,585	22,606	17,979
Total assets	171,408	157,391	14,017

Consolidated obligations	158,961	147,291	11,670
Capital stock	6,362	6,387	(25)
Unrestricted retained earnings	1,288	1,185	103
Restricted retained earnings	994	911	83
Accumulated other comprehensive income	(126)	(136)	10
Total capital	$8,518	$8,347	$171

Capital-to-assets ratio (GAAP)	4.97%	5.30%
Capital-to-assets ratio (Regulatory)	5.05%	5.39%

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Operating Results (dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change	2023	2022	Change

Total interest income	$2,351.7	$386.3	$1,965.4	$4,233.4	$608.7	$3,624.7
Total interest expense	2,076.9	239.6	1,837.3	3,728.9	339.9	3,389.0
Net interest income	274.8	146.7	128.1	504.5	268.8	235.7
Provision (Reversal) for credit losses	1.8	(0.1)	1.9	1.9	(0.1)	2.0
Net interest income after provision for credit losses	273.0	146.8	126.2	502.6	268.9	233.7
Non-interest income (loss)	17.9	(15.3)	33.2	59.0	(28.1)	87.1
Non-interest expense	51.1	46.6	4.5	101.2	92.6	8.6
Affordable Housing Program assessments	24.0	8.6	15.4	46.1	14.9	31.2
Net income	$215.8	$76.3	$139.5	$414.3	$133.3	$281.0

Return on average equity	9.84%	4.71%		9.73%	4.17%
Return on average assets	0.47%	0.27%		0.48%	0.24%
Net interest margin	0.60%	0.52%		0.59%	0.48%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of June 30, 2023, the FHLBNY serves 335 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The mission of the FHLBNY is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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